EXHIBIT 99.1

Section 2: EX – 99.1 (PRESS RELEASE)
Filed by Orrstown Financial Services, Inc.
Commission File No.: 033-18888

CONTACT:
FOR IMMEDIATE RELEASE	Mark Bayer VP-Director of Marketing (717) 530-3545-phone (717) 504-2893-cell (717) 532-4099-fax

May 13, 2008

ORRSTOWN FINANCIAL SERVICES, INC.

The Board of Directors of Orrstown Financial Services, Inc. announced today that Kenneth R. Shoemaker has informed the Board of his intention to retire from the position of President and Chief Executive Officer of the company and Orrstown Bank following the 2009 annual meeting of shareholders. After retiring as President and CEO, Mr. Shoemaker will continue to serve as a Director of Orrstown Financial Services, Inc. and be employed as President Emeritus of the Bank for a three-year term. He will also assume the position of President of the Orrstown Bank Foundation.

Shoemaker, age 61, has been President and CEO of Orrstown Bank since June, 1987 and of Orrstown Financial Services, Inc. since its formation in May, 1988. Under his leadership, the Company has grown into a very successful regional bank with total assets of $915,000,000 as of March 31, 2008. The bank now operates twenty offices located throughout Cumberland, Franklin, and Perry Counties in Pennsylvania and Washington County Maryland. The bank has been consistently recognized as one of the top performing financial institutions in the state of Pennsylvania.

Commenting on the announcement Shoemaker stated, “It has been a great ride over the past twenty one years and I am extremely proud of the success that our bank has achieved. I have given this issue careful thought and consideration over the past few years and I know the time is right for me personally and professionally. After leaving the position of President and CEO, I will look forward to continuing to serve the bank in a new capacity.”

Over the next few months the Directors will form a search committee with representation from both the Board and management. An open search process is expected to begin this fall so that the next President is identified before the Annual Meeting in 2009. The search committee will consider both internal and external candidates.

With over $915 million in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty banking offices located in Cumberland, Franklin and Perry Counties of Pennsylvania and Washington County, Maryland.

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